Exhibit 2.21

EMPLOYEE MATTERS AGREEMENT

BETWEEN

PALM, INC.

AND

PALMSOURCE, INC.

EFFECTIVE AS OF

JUNE 3, 2003

ii

TABLE OF CONTENTS

(Continued)

-iii-

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT is entered into on June 3, 2003, between Palm, Inc., a Delaware corporation, (“Palm”) and PalmSource, Inc., a Delaware corporation (“PalmSource”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article 1 hereof.

RECITALS

WHEREAS, Palm and PalmSource agreed to have Palm contribute and transfer to PalmSource, and for PalmSource to receive and assume assets and liabilities held by Palm associated with the PalmSource Business in accordance with the Master Separation Agreement effective as of December 3, 2001 (the “Separation Agreement”), as amended from time to time; and

WHEREAS, in furtherance of the foregoing, Palm and PalmSource have agreed to enter into this Agreement to further memorialize the allocation of Assets, Liabilities and responsibilities between them with respect to certain employee compensation, benefit plans, programs and arrangements, and certain employment matters.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms, when capitalized herein, shall have the meanings set forth below in this Article I. All other capitalized terms which are used but are not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement and the General Assignment and Assumption Agreement, as applicable.

1.1 AGREEMENT. “Agreement” means this Employee Matters Agreement and all amendments made hereto from time to time.

1.2 DISTRIBUTION. “Distribution” means a distribution of stock of PalmSource to Palm’s shareholders in a transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code.

1.3 DISTRIBUTION DATE. “Distribution Date” means the date that the Distribution is effective.

1.4 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.5 GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT. “General Assignment and Assumption Agreement” means the Ancillary Agreement, which is Exhibit C to the Separation Agreement, as amended from time to time.

1.6 OPTION. “Option,” when immediately preceded by “Palm,” means an option to purchase Palm common stock pursuant to a Stock Plan.

1.7 PALM. “Palm” means Palm, Inc., a Delaware corporation. In all such instances in which Palm is referenced in this Agreement, it shall also be deemed to include a reference to each member of the Palm Group, unless it specifically provides otherwise; Palm shall be solely responsible to PalmSource for ensuring that each member of the Palm Group complies with the applicable terms of this Agreement.

1.8 PALM EMPLOYEE. “Palm Employee” means an individual who, on the Distribution Date, is: (a) either actively employed by, or on leave of absence from, the Palm Group; (b) a Palm Terminated Employee; or (c) an employee or group of employees designated as Palm Employees by Palm and PalmSource, by mutual written agreement.

1.9 PALM TERMINATED EMPLOYEE. “Palm Terminated Employee” means any individual who is: (a) an individual who has terminated from Palm, a Subsidiary of Palm or an Affiliated Company of Palm on or before the Separation Date (including any individual who has terminated from the PalmSource Business on or before the Separation Date); or (b) a former employee of the Palm Group who, on the Distribution Date, is not a PalmSource Transferred Employee.

1.10 PALMSOURCE. “PalmSource” means PalmSource, Inc., a Delaware corporation. In all such instances in which PalmSource is referred to in this Agreement, it shall also be deemed to include a reference to each member of the PalmSource Group, unless it specifically provides otherwise; PalmSource shall be solely responsible to Palm for ensuring that each member of the PalmSource Group complies with the applicable terms of this Agreement.

1.11 PALMSOURCE EMPLOYEE. “PalmSource Employee” means any individual who is: (a) either actively employed by, or on leave of absence from, the PalmSource Group on the Separation Date; (b) either actively employed by, or on leave of absence from, the Palm Group as either part of a work group or organization, or common support function and, in either case, who, at any time after the Separation Date and before the Distribution Date, moves to the employ of the PalmSource Group from the employ of the Palm Group; (c) employed by the PalmSource Group after the Separation Date; or (d) any other employee or group of employees designated as PalmSource Employees (as of the specified date) by Palm and PalmSource by mutual written agreement.

1.12 PALMSOURCE TERMINATED EMPLOYEE. “PalmSource Terminated Employee” means any individual who is a former employee of the PalmSource Group. Notwithstanding the foregoing, “PalmSource Terminated Employee” shall not, unless otherwise expressly provided to the contrary in this Agreement, include: (a) an individual who is a Palm Employee at the Distribution Date; (b) a Palm Terminated Employee; or (c) an individual who is otherwise a PalmSource Terminated Employee, but who is subsequently employed by the Palm Group prior to the Distribution Date.

1.13 PALMSOURCE TRANSFERRED EMPLOYEE. “PalmSource Transferred Employee” means any individual who, as of the Distribution Date, is: (a) a PalmSource Employee; (b) a PalmSource Terminated Employee; or (c) an employee or group of employees designated by Palm and PalmSource, by mutual written agreement, as PalmSource Transferred Employees.

1.14 PARTICIPATING COMPANY. “Participating Company” means: (a) Palm; (b) any Person (other than an individual) that Palm has approved for participation in, has accepted participation in, and which is participating in, a Plan sponsored by Palm; and (c) any Person (other than an individual) which, by the terms of such Plan, participates in such Plan or any employees of which, by the terms of such Plan, participate in or are covered by such Plan.

1.15 PLAN. “Plan” means any plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees, directors or consultants of Palm or PalmSource.

1.16 RESTRICTED STOCK. “Restricted Stock,” when immediately preceded by “Palm,” means shares of Palm common stock that are subject to transfer restrictions or to employment and/or performance vesting conditions, pursuant to a Palm Stock Plan. When immediately preceded by “PalmSource,” “Restricted Stock” means shares of PalmSource common stock that are subject to transfer restrictions or to employment and/or performance vesting conditions, pursuant to a PalmSource Stock Plan.

1.17 SEPARATION AGREEMENT. “Separation Agreement” means the Master Separation Agreement effective as of December 3, 2001, as amended from time to time.

1.18 STOCK PLAN. “Stock Plan,” when immediately preceded by “Palm,” means any plan, program, or arrangement pursuant to which employees and other service providers hold Options, Palm Restricted Stock, or other Palm equity incentives. When immediately preceded by “PalmSource,” “Stock Plan” means plans, programs, or arrangements that are substantially similar to the Palm Stock Plans, to be established by PalmSource prior to or in connection with the Distribution.

ARTICLE II

ASSUMPTION OF LIABILITIES

Except as mutually agreed in writing by Palm and PalmSource from time to time, and except as expressly provided herein, effective as of Separation Date, PalmSource assumes and agrees to pay, perform, fulfill and discharge all of the following: (a) all Liabilities relating to PalmSource Transferred Employees arising out of their employment with the PalmSource Group and based on facts occurring on or after the Separation Date (including Liabilities relating to, arising out of, or resulting from the PalmSource Plans on or after January 1, 2003); and (b) all Liabilities relating to, arising out of, or resulting from any other actual or alleged employment relationship of any individual with the PalmSource Group after the Separation Date, which are based on facts occurring on or after the Separation Date. Except as specified otherwise in this Agreement or as otherwise mutually agreed upon by Palm and PalmSource from time to time, Palm shall transfer to PalmSource amounts equal to trust assets, insurance reserves, and other related assets as consistent with any applicable Plan transition that relates to, arises out of, or results from PalmSource’s pro rata contribution to each Palm Plan.

ARTICLE III

EQUITY COMPENSATION

3.1 PALM STOCK PLANS. Except as mutually agreed upon by Palm and PalmSource, on the Distribution Date, Palm Options held by PalmSource Transferred Employees shall not be assumed by PalmSource but shall instead be governed by the applicable Palm Stock Plan.

3.2 PALM RESTRICTED STOCK.

(a) Forfeiture. Except as mutually agreed upon by Palm and PalmSource, on the Distribution Date, unvested Palm Restricted Stock (including any PalmSource common stock issued with respect to such Palm Restricted Stock in connection with the Distribution) held by PalmSource Transferred Employees shall be forfeited in accordance with the terms of the applicable Palm Stock Plans.

(b) Substitution. Each PalmSource Employee who holds unvested Palm Restricted Stock shall receive PalmSource Restricted Stock at the Distribution Date (or such other date as determined by PalmSource). The value of a PalmSource Employee’s resulting PalmSource Restricted Stock award shall be substantially equivalent to the value of his or her forfeited unvested Palm Restricted Stock award (such value to be reasonably determined by PalmSource immediately before the Distribution Date (or such other date as determined by PalmSource). The resulting

PalmSource Restricted Stock shall vest under circumstances substantially identical to the vesting conditions applicable to the corresponding unvested Palm Restricted Stock.

ARTICLE IV

RETIREMENT PLANS, WELFARE PLANS AND OTHER BENEFITS

4.1 RETIREMENT PLAN. PalmSource established a qualified retirement plan and related trust on January 1, 2003 (the “PalmSource 401(k) Plan”), and, correspondingly, PalmSource ceased to be a Participating Company in Palm’s qualified retirement plan (the “Palm 401(k) Plan”). Effective on or about January 1, 2003, Palm caused the accounts of the PalmSource Transferred Employees under the Palm 401(k) Plan to be transferred to the PalmSource 401(k) Plan. PalmSource shall be solely responsible for the administration of the PalmSource 401(k) Plan, including the payment of all employer-related costs in establishing and maintaining the PalmSource 401(k) Plan.

4.2 DEFERRED COMPENSATION PLAN. No PalmSource Transferred Employees participate in Palm’s deferred compensation plan.

4.3 PALMSOURCE HEALTH PLANS. PalmSource established medical, HMO, vision, and dental plans on January 1, 2003 (the “PalmSource Health Plans”), and, correspondingly, PalmSource ceased to be a Participating Company in Palm’s medical, HMO, vision, and dental plans. PalmSource shall be solely responsible for the administration of the PalmSource Health Plans, including the payment of all employer-related costs in establishing and maintaining the PalmSource Health Plans.

4.4 GROUP LIFE PLAN. PalmSource established a group life insurance plan on January 1, 2003 (the “PalmSource Group Life Plan”), and, correspondingly, PalmSource ceased to be a Participating Company in Palm’s group life insurance plan(s). PalmSource shall be solely responsible for the administration of the PalmSource Group Life Plan, including the payment of all employer-related costs in establishing and maintaining the PalmSource Group Life Plan.

4.5 AD&D PLAN. PalmSource established an accidental death and dismemberment plan on January 1, 2003 (the “PalmSource AD&D Plan”), and, correspondingly, PalmSource ceased to be a Participating Company in Palm’s accidental death and dismemberment plan(s). PalmSource shall be solely responsible for the administration of the PalmSource AD&D Plan, including the payment of all employer-related costs in establishing and maintaining the PalmSource AD&D Plan.

4.6 SEVERANCE PLAN. PalmSource established a severance plan on January 1, 2003 (the “PalmSource Severance Plan”), and, correspondingly, PalmSource ceased to be a Participating Company in Palm’s severance plan(s), if any. PalmSource shall be solely responsible for the administration of the PalmSource Severance Plan, including the payment of all employer-related costs in establishing and maintaining the PalmSource Severance Plan.

4.7 SABBATICAL PLAN. PalmSource established a sabbatical plan and related trust on January 1, 2003 (the “PalmSource Sabbatical Plan”), and, correspondingly, PalmSource ceased to be a Participating Company in Palm’s sabbatical plan (the “Palm Sabbatical Plan”). PalmSource shall be solely responsible for the administration of the PalmSource Sabbatical Plan, including the payment of all employer-related costs in establishing and maintaining the PalmSource Sabbatical Plan. In addition, PalmSource shall be solely responsible for funding the Assets under the PalmSource Sabbatical Plan and related trust.

4.8 DISABILITY PLANS.

(a) Short-Term Disability Plans. Effective on January 1, 2003, PalmSource implemented short-term disability plans (each a “PalmSource Short-Term Disability Plan”), and, correspondingly, PalmSource ceased to be a Participating Company in Palm’s voluntary disability plan. PalmSource shall be solely responsible for the administration of the PalmSource Short-Term Disability Plans, including the payment of all employer-related costs in establishing and maintaining the PalmSource Short-Term Disability Plans.

(b) Long-Term Disability Plan. PalmSource established the a long-term disability plan on January 1, 2003 (the “PalmSource Long-Term Disability Plan”), and, correspondingly, PalmSource ceased to be a Participating Company in Palm’s long-term disability plan(s). PalmSource shall be solely responsible for the administration of the PalmSource Long-Term Disability Plan, including the payment of all employer-related costs in establishing and maintaining the PalmSource Long-Term Disability Plan.

4.9 SECTION 125 PLAN. Effective on January 1, 2003, PalmSource established a Section 125 plan (the “PalmSource Section 125 Plan”) and, correspondingly, PalmSource ceased to be a Participating Company in Palm’s Section 125 plan. PalmSource shall be solely responsible for the administration of the PalmSource Section 125 Plan, including the payment of all employer-related costs in establishing and maintaining the PalmSource Section 125 Plan.

4.10 COBRA. PalmSource shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA for PalmSource Transferred Employees and their qualified beneficiaries (as such term is defined under COBRA).

4.11 WORKERS’ COMPENSATION PLAN.

(a) Assumption of Palm and Palm Workers’ Compensation Plan Liabilities by PalmSource. PalmSource shall be solely responsible for all Liabilities relating to, arising out of, or resulting from workers’ compensation claims by PalmSource Transferred Employees that are related to their employment with the PalmSource Business (“PalmSource Claims”), whether incurred before or after the Separation Date.

(b) Participation in the Palm Workers’ Compensation Plan. PalmSource shall, until the Distribution Date (or such earlier date as PalmSource and Palm may mutually agree), continue to be a Participating Company in Palm’s workers’ compensation plan (the “Palm Workers’

Compensation Plan”). Palm shall continue to administer, or cause to be administered, the Palm Workers’ Compensation Plan in accordance with its terms and applicable law. PalmSource shall fully cooperate with Palm and its insurance company in the administration and reporting of PalmSource Claims under the Palm Workers’ Compensation Plan. Any determination made, or settlement entered into, by or on behalf of Palm or its insurance company with respect to PalmSource Claims under the Palm Workers’ Compensation Plan shall be final and binding. PalmSource shall reimburse Palm and its insurance company for any and all direct and indirect costs related to the PalmSource Claims or PalmSource’s participation in the Palm Workers’ Compensation Plan, including, but not limited to loss costs, claims administration fees, legal expenses, premium audits, and retrospective premium adjustments. After PalmSource ceases to participate in the Palm Workers’ Compensation Plan and all direct and indirect costs related to the PalmSource Claims and PalmSource’s participation in the Palm Workers’ Compensation Plan have been satisfied, Palm shall reimburse PalmSource for any unused assets contributed to the Palm Workers’ Compensation Plan by PalmSource that are related to PalmSource Claims or PalmSource’s participation in the Palm Workers’ Compensation Plan.

(c) Establishment of the PalmSource Workers’ Compensation Plan. As of the Distribution Date (or such earlier date as PalmSource may determine), PalmSource shall be responsible for complying with the workers’ compensation requirements of the states in which the PalmSource Group conducts business and for obtaining and maintaining insurance programs for its risk of loss. Such insurance arrangements shall be separate and apart from the Palm Workers’ Compensation Plan. Notwithstanding the foregoing, Palm, upon the request of PalmSource, shall use its commercially reasonable best efforts to assist PalmSource in the transition to its own separate insurance program, and provide PalmSource with any information that is in the possession of Palm and is reasonably available and necessary to either obtain insurance coverage for PalmSource or to assist PalmSource in preventing unintended self-insurance, in whatever form.

4.12 EMPLOYEE PRODUCT DISCOUNTS. Through the Distribution Date (or such other date as Palm and PalmSource may mutually agree), Palm shall provide PalmSource Employees with access to Palm’s web-based stock where they can receive employee discounts on Palm devices on substantially the same terms and conditions as such discounts are made available to employees of the Palm Group.

4.13 ADMINISTRATIVE SERVICES. Palm shall provide certain administrative services to PalmSource in conjunction with its health, welfare and other plans in such manner and for such period as Palm and PalmSource may mutually agree. PalmSource shall reimburse Palm for any and all direct and indirect costs and expenses related thereto.

ARTICLE V

ADMINISTRATIVE PROVISIONS

5.1 ADMINISTRATIVE EXPENSES. Effective as of the Separation Date, to the extent not charged pursuant to a services agreement or another Ancillary Agreement, and to the extent not otherwise agreed to in writing by Palm and PalmSource, PalmSource shall be responsible, through either direct payment or reimbursement to Palm, for its allocable share of actual third party and/or vendor costs and expenses incurred by Palm and additional costs and expenses, subject to the methodology reasonably agreed upon by Palm and PalmSource, in the administration of the PalmSource Plans, to the extent Palm procures, prepares, implements and/or administers such PalmSource Plans.

5.2 TRANSITIONAL STAFFING SERVICES. Palm shall provide certain transitional staffing services and other services as Palm and PalmSource may mutually agree to PalmSource in such manner and for such period as Palm and PalmSource may mutually agree. PalmSource shall reimburse Palm for any and all direct and indirect costs and expenses related thereto.

5.3 SHARING PARTICIPANT INFORMATION. Palm and PalmSource shall share, or cause to be shared, all participant information that is necessary or appropriate for the efficient and accurate administration of each of the Palm Plans and the PalmSource Plans during the respective periods applicable to such Plans as Palm and PalmSource may mutually agree. Palm and PalmSource and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party or its agents, to the extent necessary or appropriate for such administration.

5.4 REPORTING, TESTING AND DISCLOSURE REQUIREMENTS. To the extent mutually agreed by Palm and PalmSource, the parties shall assist each other in complying with all reporting, testing and disclosure requirements of ERISA, including the preparation of Form Series 5500 annual reports for the Palm and PalmSource Plans, as applicable.

5.5 PALM INTRANET. Through the Distribution Date (or such other date as Palm and PalmSource may mutually agree), Palm shall make its intranet site available to PalmSource Employees on substantially the same terms as such intranet site is made available to Palm Employees. Except to the extent otherwise determined by Palm, PalmSource shall reimburse Palm for any and all costs and expenses related to making its intranet site available to PalmSource Employees. Palm and PalmSource shall use their commercially reasonable best efforts to mutually agree on the appropriate methods by which PalmSource shall establish its own intranet site. Effective on the date PalmSource establishes its own intranet site, PalmSource shall cease to use Palm’s intranet site and PalmSource shall be solely responsible for the administration of its intranet site, including the payment of all employer-related costs in establishing and maintaining such intranet site.

ARTICLE VI

EMPLOYMENT-RELATED MATTERS

Subject to applicable laws on confidentiality and data protection, Palm shall deliver to PalmSource prior to the Distribution Date (or such other date as Palm and PalmSource may mutually agree), personnel records of PalmSource Transferred Employees to the extent such records relate to PalmSource Transferred Employees’ active employment by, leave of absence from, or termination of employment with PalmSource. PalmSource shall fully reimburse Palm for any and all direct and indirect costs and expenses associated with such delivery.

ARTICLE VII

GENERAL PROVISIONS

7.1 ENTIRE AGREEMENT. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

7.2 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 4.7 of the Separation Agreement.

7.3 ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Palm Group and each member of the PalmSource Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party may assign this Agreement to a successor entity in conjunction with such party’s reincorporation.

7.4 SEVERABILITY. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest possible extent.

7.5 INTERPRETATION. The headings contained in this Agreement or any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article of, Section of, or Schedule to this Agreement unless otherwise indicated.

7.6 AMENDMENTS. No change or amendment will be made to this Agreement, except by an instrument in writing signed on behalf of each of the parties to such Agreement.

7.7 CONFLICTING AGREEMENTS. In the event of any conflict between the provisions of this Agreement and the Separation Agreement or any Ancillary Agreement the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, each of the parties have caused this Employee Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

PALM, INC.

By:	/s/ R. TODD BRADLEY

Name:	R. Todd Bradley

Title:	President & CEO

PALMSOURCE, INC.

By:	/s/ DAVID C. NAGEL

Name:	David C. Nagel

Title:	CEO

[Signature Page to Employee Matters Agreement]